EXHIBIT 99.1

Perrigo Reports First Quarter 2024 Financial Results From Continuing Operations

Delivered Adjusted Diluted Earnings Per Share Results Above Projection, Due Primarily to Timing of Infant Formula Shipments; Reaffirm 2024 Financial Outlook

Advanced Augmenting and Strengthening of Infant Formula Facilities, Recovery of Manufacturing Volumes Underway

Progressed Blueprint to Build One Perrigo; On Target to Deliver Project Energize Goals; Announced Today in a Separate Press Release the Executive Transition for the Consumer Self-Care International Business

Recently Announced Plan to Divest HRA Rare Diseases Business; Expects to Redeploy Proceeds for Debt Paydown

First Quarter 2024 Highlights:

•First quarter net sales of $1.1 billion declined 8.4% versus the prior year quarter. First quarter organic1 net sales decreased 7.0%, due primarily to 1) -4.3 percentage points impact due to lower net sales in infant formula, driven by actions to augment and strengthen the infant formula network, and 2) -3.6 percentage points impact from purposeful SKU prioritization actions to enhance margins as part of the Company's Supply Chain Reinvention Program. These two factors more than offset +0.9 percentage points impact from organic net sales growth in the rest of the business.

•Consumer Self-Care International ("CSCI") net sales increased 4.7% compared to the prior year quarter as organic net sales grew 7.0%. Consumer Self-Care Americas ("CSCA") net sales decreased 15.7% compared to the prior year quarter, including an impact of -6.7 percentage points from infant formula and -5.6 percentage points from SKU prioritization actions.
•First quarter GAAP ("reported") gross margin was 33.1%, a 190 basis points decline compared to the prior year quarter. Non-GAAP ("adjusted") gross margin of 36.5% declined 90 basis points, including a -280 basis points impact from infant formula.

•First quarter reported diluted earnings per share ("EPS") was $0.03, compared to a loss of $(0.01) in the prior year quarter.

•Adjusted diluted EPS was $0.29, compared to $0.45 in the prior year quarter, a decline of 35.6%, due primarily to a -$0.30 impact from infant formula.

•Cash and cash equivalents2 on the balance sheet as of March 30, 2024 were $659 million.

•Launched Opill®, the first-ever over-the-counter birth control pill in the U.S., to major retailers nationwide.

Reaffirms Fiscal Year 2024 Outlook:

•First quarter 2024 adjusted diluted EPS was ahead of projection by approximately $0.06 due to timing of infant formula shipments to customers previously expected during the second quarter 2024.

•Company reaffirms its fiscal 2024 organic net sales and total net sales growth outlook of 1.0%-3.0% and flat, respectively, versus the prior year. The Company also reaffirms its fiscal 2024 adjusted diluted EPS range outlook of $2.50-$2.65.

(1) See attached Appendix for details. Change in net sales on an organic basis excludes the effects of acquisitions, divestitures, exited product lines and the impact of currency.
(2) The Company has $7.0 million of restricted cash as of March 30, 2024 in Cash, cash equivalents and restricted cash on the Consolidated Balance Sheets. The Company entered into an agreement to extend a credit line to an existing customer in exchange for a cash security deposit. The agreement requires the cash to be held in a separate account and will be returned to the customer at the expiration of the agreement provided all credits have been paid as agreed.
(3) All tables and data may not add due to rounding. Percentages are based on actuals.

Dublin, Ireland - May 7, 2024 - Perrigo Company plc (NYSE: PRGO) (“Perrigo” or the “Company”), a leading provider of Consumer Self-Care Products, today announced financial results from continuing operations for the first quarter ended March 30, 2024. All comparisons are against the prior year fiscal first quarter, unless otherwise noted.

President and CEO, Patrick Lockwood-Taylor commented, "During the first quarter, we continued to progress our blueprint to build One Perrigo by implementing Project Energize, a growth and efficiency program, as we further align to create sustainable, value accretive growth.”

Lockwood-Taylor continued, "We also delivered a good first quarter by advancing our operational priorities, including the successful launch of Opill®, the first-ever over-the-counter oral contraceptive in the U.S., at more than 65,000 retail stores nationwide. Elsewhere, many of our key brands delivered healthy growth, leading to another quarter of strong topline growth in CSCI, while U.S. retailer de-stocking of store brand offerings across most categories impacted growth in CSCA. Quality improvement actions in infant formula are progressing well, and manufacturing volumes are expected to ramp in the second half of the year. The financial impact from infant formula in the quarter was expected and sizable, but I am proud that the team delivered meaningful year-over-year gross and operating margin expansion across the rest of the business. We remain focused on delivering on our operational priorities and outlook, while continuing to build One Perrigo."

Refer to Tables I through VII at the end of this press release for a reconciliation of non-GAAP adjustments to the current year and prior year periods and additional non-GAAP information. The Company’s reported results are included in the attached Consolidated Statements of Operations, Balance Sheets and Statements of Cash Flows.

Project Energize

Perrigo has successfully transformed into a pure-play consumer self-care company and is embarking on the next stage of its self-care journey - evolving to One Perrigo. This evolution will create sustainable, value accretive growth through a blended-branded business model that better positions the Company to win in self-care.

As part of the Company's sustainable, value accretive growth strategy, the Company launched Project Energize - a global investment and efficiency program to drive the next evolution of capabilities and organizational agility. This three-year program is expected to produce significant benefits in the Company’s long-term business performance by enabling our One Perrigo growth strategy, increasing organizational agility and mitigating impacts from stabilizing and strengthening infant formula.

Project Energize was initiated during the first quarter of 2024 and is expected to deliver an annualized pre-tax savings in the range of $140 million to $170 million by 2026. The Company expects to reinvest $40 million to $60 million of these savings to drive its blended-branded business model. Restructuring and related charges associated with these actions are estimated to be in the range of $140 million to $160 million, including $20 million to $40 million in investments to enhance capabilities and are expected to be substantially incurred by the end of 2026. Restructuring activities as part of Project Energize are expected to result in the net reduction of approximately 6% of total Perrigo roles. To date, Project Energize has achieved approximately $17 million in savings.

Executive Transition for the CSCI Business

Perrigo today announced in a separate press release that Svend Andersen, Executive Vice President and President, CSCI, intends to retire from the Company in December of this year. Roberto Khoury, a strong leader with more than 20 years of experience cultivating successful branded consumer products and pan-European brands, will be appointed to lead the business. To ensure business continuity and a seamless transition, Mr. Andersen will continue to lead CSCI, working closely with Mr. Khoury, until August 1, 2024, at which point Mr. Khoury will assume the role of Executive Vice President and President of CSCI, and Mr. Andersen will step down to serve in an advisory role until his retirement.

Lockwood-Taylor commented, “On behalf of the Board of Directors, the management team and the more than 9,000 Perrigo colleagues worldwide, I want to express our gratitude to Svend for his invaluable contributions and dedication to the growth and success of the organization. His leadership and commitment have helped position CSCI and Perrigo as a global leader in self-care and I congratulate him on his well-earned retirement.”

Lockwood-Taylor concluded, “We are delighted to welcome Roberto to Perrigo, and I am confident that his fresh perspectives and deep consumer insights will focus the CSCI business on scale brands, while delighting consumers with winning innovation. We are also thrilled to have him as part of the leadership team as we continue our journey to consumerize, simplify and scale One Perrigo.”

Perrigo First Quarter 2024 Results from Continuing Operations

First Quarter 2024 Net Sales Change Compared to Prior Year(3)
	Reported Net Sales Growth	Constant Currency Net Sales	Product Line Exits	Organic Net Sales Growth
CSCA	(15.7)%	(15.7)%	(1.1)%	(14.6)%
CSCI	4.7%	5.5%	(1.5)%	7.0%
Total Perrigo	(8.4)%	(8.2)%	(1.2)%	(7.0)%

Reported net sales of $1.1 billion decreased $100 million, or 8.4%, driven by a decline in organic net sales of 7.0%, -1.2 percentage points from exited product lines and -0.3 percentage points from foreign currency translation.

Organic net sales were impacted primarily by 1) -4.3 percentage points from lower net sales in infant formula, driven by actions to augment and strengthen the infant formula network, and 2) -3.6 percentage points from purposeful SKU prioritization actions to enhance margins as part of the Company's Supply Chain Reinvention Program.

These two factors more than offset +0.9 percentage points organic net sales growth in the rest of the business, which comprised strategic pricing actions of +3.0 percentage points and volume/mix of -2.1 percentage points. This growth was led by branded product offerings in CSCI, e-commerce and new products, including the launch of Opill® in the U.S., which was partially offset by inventory de-stocking at U.S. retail customers, resulting in lower net sales of store brand offerings across most CSCA categories.

Reported gross profit of $358 million, decreased $56 million, or 13.5%. Adjusted gross profit of $396 million decreased $47 million, or 10.7%, driven by the decline in net sales, actions to augment and strengthen infant formula, and higher cost of goods sold inflation in Europe. These factors were partially offset by savings from the Company's Supply Chain Reinvention Program.
Reported gross margin was 33.1%, a 190 basis points decrease versus the prior year quarter. Adjusted gross margin declined 90 basis points to 36.5% driven by the same factors as adjusted gross profit, partially offset by benefits from purposeful SKU prioritization actions. Adjusted gross margin included an impact of -280 basis points from infant formula.

Reported operating loss of $(55) million, decreased $104 million compared to operating income of $49 million in the prior year period, due primarily to restructuring charges related to Project Energize and unusual litigation costs. Adjusted operating income declined $27 million to $93 million as the decrease in gross profit was partially offset by Project Energize cost savings and lower variable expenses.

Reported operating margin was (5.1)%, a 920 basis point decrease versus the prior year quarter. Adjusted operating margin was 8.6%, a decrease of 150 basis points versus the prior year quarter due primarily to infant formula.

Reported net income was $4 million, or $0.03 per diluted share, compared to a reported net loss of $(1) million, or ($0.01) per diluted share, in the prior year. First quarter 2024 adjusted net income was $40 million, or $0.29 per diluted share, compared to $61 million, or $0.45 per diluted share, in the prior year, due primarily to a -$0.30 impact from infant formula.

First Quarter 2024 Business Segment Results from Continuing Operations

Consumer Self-Care Americas Segment

First Quarter 2024 Net Sales Change Compared to Prior Year(3)
	Reported Net Sales Growth	Constant Currency Net Sales	Product Line Exits	Organic Net Sales Growth
CSCA	(15.7)%	(15.7)%	(1.1)%	(14.6)%

CSCA reported net sales of $644 million decreased $120 million, or 15.7%, driven primarily by a decline in organic net sales of 14.6% and -1.1 percentage points from exited product lines.

Organic net sales were impacted by 1) -6.7 percentage points impact from lower net sales in infant formula driven by actions to augment and strengthen the infant formula network, 2) -5.6 percentage points impact from purposeful SKU prioritization actions to enhance margins as part of the Company's Supply Chain Reinvention Program, and 3) -2.3 percentage points impact in all other product lines as growth in e-commerce and new products, including the launch of Opill®, was more than offset by inventory de-stocking at retail customers, resulting in lower net sales of store brand offerings across most categories, and lower distribution in Oral Care.

Reported gross profit of $154 million decreased $57 million, or 27.2%. Adjusted gross profit declined $52 million to $163 million driven by the decline in net sales and actions to augment and strengthen infant formula. These factors were partially offset by Supply Chain Reinvention savings.

Reported gross margin was 23.8%, a 380 basis points decrease versus the prior year quarter. Adjusted gross margin declined 280 basis points to 25.3% driven by the same factors as adjusted gross profit, partially offset by benefits from SKU prioritization actions and higher margin new products, including Opill®. Adjusted gross margin included an impact of -520 basis points from infant formula.

Reported operating income was $16 million compared to $83 million in the prior year quarter. Adjusted operating income decreased $47 million, or 46.9%, to $53 million as the decrease in adjusted gross profit was partially offset by Project Energize cost savings.

Reported operating margin was 2.4%, a 850 basis points decrease versus the prior year quarter. Adjusted operating margin declined 480 basis points to 8.2% due primarily to infant formula.

Consumer Self-Care International Segment

First Quarter 2024 Net Sales Change Compared to Prior Year(3)
	Reported Net Sales Growth	Constant Currency Net Sales	Product Line Exits	Organic Net Sales Growth
CSCI	4.7%	5.5%	(1.5)%	7.0%

CSCI reported net sales growth was 4.7%, including -0.7 percentage points from foreign currency translation and -1.5 percentage points stemming from exited products.

Organic net sales increased 7.0% driven by growth in the Skin Care and Women's Health categories, strategic pricing actions and new products. This growth was partially offset by lower net sales in the Upper Respiratory and Healthy Lifestyle categories, partially driven by supply constraints.

Reported gross profit of $204 million increased $1 million, or 0.6%. Adjusted gross profit grew $4 million to $232 million as strategic pricing actions, new products and Supply Chain Reinvention savings were partially offset by lower volume/mix and higher cost of goods sold inflation.

Reported gross margin was 46.6%, a decrease of 200 basis points compared to the prior year quarter. Adjusted gross margin decreased 150 basis points to 53.0% driven by less favorable product volume/mix.

Reported operating income was $27 million compared to $21 million in the prior year quarter. Adjusted operating income increased $16 million, or 22.5%, to $86 million due primarily to higher adjusted gross profit, lower operating expenses driven by Project Energize cost savings, and the realization of synergies from the 2022 acquisition of HRA.

Reported operating margin was 6.1%, a 100 basis points increase versus the prior year quarter. Adjusted operating margin increased 290 basis points to 19.7% due primarily to operating leverage.

Cash Flow and Balance Sheet

First quarter 2024 cash from operations was a loss of $(1) million compared to cash flow of $19 million last year. Capital expenditures were $25 million compared to $23 million in the prior year. The Company returned $38 million to shareholders through dividends during the quarter. Cash and cash equivalents2 on the balance sheet as of March 30, 2024 were $659 million. Total debt was $4.1 billion as of March 30, 2024, flat compared to the prior year.

Fiscal 2024 Outlook

The Company reaffirms its fiscal year 2024 outlook:
•Organic net sales growth of 1.0% to 3.0% compared to the prior year,
•Reported net sales flat compared to the prior year,
•Interest expense of approximately $180 million,
•Full year adjusted tax rate of approximately ~20.5%,
•Adjusted diluted EPS range of between $2.50 to $2.65 including
◦mid-teens adjusted EPS growth, excluding infant formula from both years, and
•Operating cash flow conversion (operating cash flow as a percentage of adjusted net income) of approximately 90% - 100%.

The Company cannot reconcile its expected organic net sales growth, adjusted diluted earnings per share to diluted earnings per share or adjusted tax rate under "Fiscal 2024 Outlook" without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time. These items include, but are not limited to uncertainty of non-recurring infant formula related charges and timing and amount of restructuring charges and the income tax effects of these items or other income tax-related events.

About Perrigo

Perrigo Company plc (NYSE: PRGO) is a leading provider of Consumer Self-Care Products and over-the-counter (OTC) health and wellness solutions that enhance individual well-being by empowering consumers to proactively prevent or treat conditions that can be self-managed. Visit Perrigo online at www.perrigo.com.

Webcast and Conference Call Information

The earnings conference call will be available live via webcast to interested parties in the investor relations section of the Perrigo website at http://perrigo.investorroom.com/events-webcasts or by phone at 888-664-6383, International 416-764-8650, and reference ID # 910565. A taped replay of the call will be available beginning at approximately 12:00 P.M. (EST) Tuesday, May 7, until midnight Tuesday, May 15, 2024. To listen to the replay, dial 888-390-0541, International 416-764-8677, and use access code 910565#.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements.” These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “forecast,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or the negative of those terms or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, including: supply chain impacts on the Company’s business, including those caused or exacerbated by armed conflict, trade and other economic sanctions and/or disease; general economic, credit, and market conditions; the impact of the war in Ukraine and any escalation thereof, including the effects of economic and political sanctions imposed by the United States, United Kingdom, European Union, and other countries related thereto; the outbreak or escalation of conflict in other regions where we do business; future impairment charges, if we determine that the carrying amount of specific assets may not be recoverable from the expected future cash flows of such assets; customer acceptance of new products; competition from other industry participants, some of whom have greater marketing resources or larger market shares in certain product categories than the Company does; pricing pressures from customers and consumers; resolution of uncertain tax positions and any litigation relating thereto, ongoing or future government investigations and regulatory initiatives; uncertainty regarding the Company’s ability to obtain and maintain its regulatory approvals; potential costs and reputational impact of product recalls or sales halts; potential adverse changes to U.S. and foreign tax, healthcare and other government policy; the effect of the coronavirus (COVID-19) pandemic and its variants, or other epidemic or pandemic disease; the timing, amount and cost of any share repurchases (or the absence thereof) and/or any refinancing of outstanding debt at or prior to maturity; fluctuations in currency exchange rates and interest rates; consummation and success of the proposed sale of the HRA Rare Diseases portfolio, including the risk that the parties fail to obtain the required regulatory approvals or to fulfill the other conditions to closing on the expected timeframe or at all, the occurrence of any other event, change or circumstance that could delay the transaction or result in the termination of the sale agreement or that the Company faces higher than anticipated costs in connection with the proposed sale; and the risk that potential costs or liabilities incurred or retained in connection with the sale of the Company’s RX business transaction may exceed the Company’s estimates or adversely affect the Company’s business or operations; the Company’s ability to achieve the benefits expected from the acquisitions of Héra SAS ("HRA Pharma") and Nestlé’s Gateway infant formula plant along with the U.S. and Canadian rights to the GoodStart® infant formula brand and other related formula brands ("Gateway") and/or the risks that the Company’s synergy estimates are inaccurate or that the Company faces higher than anticipated integration or other costs in connection with the acquisitions; risks associated with the integration of HRA Pharma and Gateway, including the risk that growth rates are adversely affected by any delay in the integration of sales and distribution networks; the consummation and success of other announced and unannounced acquisitions or dispositions, and the Company’s ability to realize the desired benefits thereof; and the Company’s ability to execute and achieve the desired benefits of announced cost-reduction efforts and other strategic initiatives and investments, including the Company’s ability to achieve the expected benefits from its ongoing restructuring programs described herein. Adverse results with respect to pending litigation could have a material adverse impact on the Company's operating results, cash flows and liquidity, and could ultimately require the use of corporate assets to pay damages, reducing assets that would otherwise be available for other corporate purposes. These and other important factors, including those discussed under “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2023, as well as the Company’s subsequent filings with the United States Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Measures

This press release contains certain non-GAAP measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts different from the most directly comparable measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP) in the statements of operations, balance sheets or statements of cash flows of the Company. Pursuant to the requirements of the U.S. Securities and Exchange Commission, the Company has provided reconciliations to the most directly comparable U.S. GAAP measures for the following non-GAAP financial measures referred to in this press release:

•net sales growth on an organic basis, which excludes acquisitions, divested businesses, exited product lines, and the impact of currency,
•adjusted gross profit,
•adjusted net income,
•adjusted operating income,
•adjusted diluted earnings per share,
•adjusted operating margin, and
•adjusted gross margin.

These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to the GAAP measures and may not be comparable to similarly named measures used by other companies. The Company presents these non-GAAP financial measures in order to provide transparency to our investors because they are measures that management uses to assess both management performance and the financial performance of our operations and to allocate resources. In addition, management believes that these measures may assist investors with understanding and evaluating our initiatives to drive improved financial performance and enables investors to supplementally compare our operating performance with the operating performance of our competitors including with those of our competitors having different capital structures. While we have excluded certain of these items from historical non-GAAP financial measures, there is no guarantee that the items excluded from non-GAAP financial measures will not continue into future periods. For instance, we expect to continue to experience and report restructuring-related charges associated with continued execution of our strategic initiatives.

The Company provides non-GAAP financial measures as additional information that it believes is useful to investors and analysts in evaluating the performance of the Company's ongoing operating trends, facilitating comparability between periods and, where applicable, with companies in similar industries and assessing the Company's prospects for future performance. These non-GAAP financial measures exclude items, such as impairment charges, restructuring charges, and acquisition and integration-related charges, that by their nature affect comparability of operational performance or that we believe obscure underlying business operational trends. The intangible asset amortization excluded from these non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements and is excluded because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. The non-GAAP measures the Company provides are consistent with how management analyzes and assesses the operating performance of the Company, and disclosing them provides investor insight into management’s view of the business. Management uses these adjusted financial measures for planning and forecasting in future periods, and evaluating segment and overall operating performance. In addition, management uses certain of the profit measures as factors in determining compensation.

Non-GAAP measures related to profit measurements, which include adjusted gross profit, adjusted net income, adjusted operating income, adjusted diluted EPS, adjusted gross margin and adjusted operating margin are useful to investors as they provide them with supplemental information to enhance their understanding of the Company’s underlying business performance and trends, and enhance the ability of investors and analysts to compare the Company’s period-to-period financial results. Management believes that adjusted gross margin and adjusted operating margin are useful to investors, in addition to the reasons discussed above, by allowing them to more easily compare and analyze trends in the Company’s peer business group and assisting them in comparing the Company’s overall performance to that of its competitors. The Company also discloses net sales growth excluding the impact of currency on an organic basis. The Company believes these supplemental financial measures provide investors with consistency in financial reporting, enabling meaningful comparisons of past and present underlying operating results, and also facilitate analysis of the Company’s operating performance and acquisition and divestiture trends.

A copy of this press release, including the reconciliations, is available on the Company's website at www.perrigo.com.

Perrigo Contact

Bradley Joseph, Vice President, Global Investor Relations & Corporate Communications; (269) 686-3373; E-mail: bradley.joseph@perrigo.com

Nicholas Gallagher, Senior Manager, Global Investor Relations & Corporate Communications; (269) 686-3238, E-mail: nicholas.gallagher@perrigo.com

PERRIGO COMPANY PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	March 30, 2024	April 1, 2023
Net sales	$1,082.1	$1,181.7
Cost of sales	724.4	767.9
Gross profit	357.7	413.8

Operating expenses
Distribution	24.9	28.6
Research and development	29.0	31.1
Selling	150.3	167.9
Administration	130.4	135.0
Restructuring	44.3	3.4
Other operating expense (income), net	34.0	(0.7)
Total operating expenses	412.9	365.3

Operating (loss) income	(55.2)	48.5

Interest expense, net	43.0	43.7
Other (income) expense, net	0.4	0.5
Income (loss) from continuing operations before income taxes	(98.6)	4.3
Income tax (benefit) expense	(102.7)	5.4
Income (loss) from continuing operations	4.1	(1.1)
Income (loss) from discontinued operations, net of tax	(2.1)	(1.9)
Net income (loss)	$2.0	$(3.0)

Earnings (loss) per share
Basic
Continuing operations	$0.03	$(0.01)
Discontinued operations	(0.02)	(0.01)
Basic earnings (loss) per share	$0.01	$(0.02)
Diluted
Continuing operations	$0.03	$(0.01)
Discontinued operations	(0.02)	(0.01)
Diluted earnings (loss) per share	$0.01	$(0.02)

Weighted-average shares outstanding
Basic	136.6	134.9
Diluted	137.6	134.9

PERRIGO COMPANY PLC
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)
(unaudited)

	March 30, 2024	December 31, 2023
Assets
Cash, cash equivalents and restricted cash	$658.5	$751.3
Accounts receivable, net of allowance for credit losses of $8.1 and $7.8, respectively	780.0	739.6
Inventories	1,121.3	1,140.9
Prepaid expenses and other current assets	246.6	201.1
Total current assets	2,806.4	2,832.9
Property, plant and equipment, net	911.4	916.4
Operating lease assets	176.7	183.6
Goodwill and indefinite-lived intangible assets	3,498.1	3,534.4
Definite-lived intangible assets, net	2,870.3	2,980.8
Deferred income taxes	28.0	25.8
Other non-current assets	349.4	335.2
Total non-current assets	7,833.9	7,976.2
Total assets	$10,640.3	$10,809.1
Liabilities and Shareholders’ Equity
Accounts payable	$453.7	$477.7
Payroll and related taxes	114.4	127.0
Accrued customer programs	179.1	163.5
Other accrued liabilities	359.0	335.4
Accrued income taxes	7.7	42.1
Current indebtedness	440.6	440.6
Total current liabilities	1,554.5	1,586.3
Long-term debt, less current portion	3,624.9	3,632.8
Deferred income taxes	247.7	262.3
Other non-current liabilities	526.2	559.8
Total non-current liabilities	4,398.8	4,454.9
Total liabilities	5,953.3	6,041.2
Contingencies - Refer to Note 15
Shareholders’ equity
Controlling interests:
Preferred shares, $0.0001 par value per share, 10 shares authorized	—	—
Ordinary shares, €0.001 par value per share, 10,000 shares authorized	6,803.0	6,837.5
Accumulated other comprehensive income	(37.7)	10.7
Retained earnings (accumulated deficit)	(2,078.3)	(2,080.3)
Total shareholders’ equity	4,687.0	4,767.9
Total liabilities and shareholders' equity	$10,640.3	$10,809.1

Supplemental Disclosures of Balance Sheet Information
Preferred shares, issued and outstanding	—	—
Ordinary shares, issued and outstanding	136.3	135.5

PERRIGO COMPANY PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Three Months Ended
	March 30, 2024	April 1, 2023
Cash Flows From (For) Operating Activities
Net income (loss)	$2.0	$(3.0)
Adjustments to derive cash flows:
Depreciation and amortization	81.4	88.7
Restructuring charges	44.3	3.4
Share-based compensation	15.6	24.9
Amortization of debt discount	0.4	0.7
Gain on sale of assets	—	(3.9)
Deferred income taxes	(11.0)	(9.9)
Other non-cash adjustments, net	(7.4)	6.4
Subtotal	125.3	107.3
Increase (decrease) in cash due to:
Accrued income taxes	(81.6)	2.5
Accounts receivable	(51.9)	(39.8)
Payroll and related taxes	(51.6)	(34.3)
Accounts payable	(16.7)	(29.8)
Prepaid expenses and other current assets	(1.7)	17.1
Inventories	10.6	(28.6)
Accrued customer programs	18.2	6.8
Accrued liabilities	30.6	8.0
Other operating, net	17.4	10.2
Subtotal	(126.7)	(87.9)
Net cash (for) from operating activities	(1.4)	19.4
Cash Flows From (For) Investing Activities
Additions to property, plant and equipment	(25.1)	(23.2)
Proceeds from sale of assets	—	1.8
Proceeds from royalty rights	1.6	1.8
Net cash for investing activities	(23.5)	(19.6)
Cash Flows For Financing Activities
Cash dividends	(37.6)	(36.2)
Payments on long-term debt	(9.8)	(5.9)
Other financing, net	(13.0)	(8.6)
Net cash for financing activities	(60.4)	(50.7)
Effect of exchange rate changes on cash and cash equivalents	(7.5)	3.2
Net decrease in cash and cash equivalents	(92.8)	(47.7)
Cash, cash equivalents and restricted cash of continuing operations, beginning of period	751.3	600.7
Cash, cash equivalents and restricted cash of continuing operations, end of period	$658.5	$553.0

TABLE I
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 30, 2024				Three Months Ended April 1, 2023
Consolidated Continuing Operations	Gross Profit	Operating Income (Loss)	Income from Continuing Operations(1)	Diluted Earnings per Share(1)	Gross Profit	Operating Income	Income (Loss) from Continuing Operations(1)	Diluted Earnings (Loss) per Share(1)
Reported	$357.7	$(55.2)	$4.1	$0.03	$413.8	$48.5	$(1.1)	$(0.01)
As a % of reported net sales(2)	33.1%	(5.1)%	0.4%		35.0%	4.1%	(0.1)%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	32.8	58.7	59.2	0.43	29.0	65.6	66.2	0.48
Restructuring charges and other termination benefits	0.2	44.3	44.3	0.32	—	3.4	3.4	0.03
Unusual litigation	—	37.2	37.2	0.27	—	3.1	3.1	0.02
Infant formula remediation	4.9	5.8	5.8	0.04	—	—	—	—
Acquisition and integration-related charges and contingent consideration adjustments	—	0.4	0.4	—	—	3.5	3.5	0.03
(Gain) loss on divestitures and investment securities	—	—	—	—	—	(4.6)	(4.8)	(0.03)
Other (3)	—	1.8	1.9	0.01	—	—	—	—
Non-GAAP tax adjustments(4)	—	—	(112.7)	(0.82)	—	—	(9.4)	(0.07)
Adjusted	$395.5	$93.0	$40.2	$0.29	$442.8	$119.6	$61.0	$0.45
As a % of reported net sales(2)	36.5%	8.6%	3.7%		37.5%	10.1%	5.2%

Diluted weighted average shares outstanding (in millions)
			Reported	137.6				134.9
Effect of dilution as reported amount was a loss, while adjusted amount was income(5)				—				1.6
			Adjusted	137.6				136.5

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
(2) Reported net sales for the three months ended March 30, 2024 and April 1, 2023 were $1,082.1 million and $1,181.7 million, respectively.
(3) Other pre-tax adjustments include $1.1 million related to professional consulting fees for potential divestitures and $0.8 million related to legal fees incurred during the Irish NOA settlement.
(4) Non-GAAP tax adjustments for the three months ended March 30, 2024 are primarily due to $28.4 million of tax expense on pre-tax non-GAAP adjustments, the interim tax accounting requirements in ASC 740 – Income Taxes, which includes the removal of $84.1 million tax impact related to the planned inter-company sales of intellectual property. Non-GAAP tax adjustments for the three months ended April 1, 2023 are primarily due to $12.4 million of tax expense related to pre-tax non-GAAP adjustments and the interim tax accounting requirements in ASC 740 - Income Taxes, plus the removal of $3.0 million of tax expense related to a valuation allowance in France.
(5) In the period of a net loss, reported diluted shares outstanding equal basic shares outstanding.

TABLE II
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 30, 2024			Three Months Ended April 1, 2023
Consolidated Continuing Operations	R&D Expense	DSG&A Expense	Restructuring and Other	R&D Expense	DSG&A Expense	Restructuring and Other
Reported	$29.0	$339.6	$44.3	$31.1	$330.8	$3.4
As a % of reported net sales(1)	2.7%	31.4%	4.1%	2.6%	28.0%	0.3%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	(0.2)	(25.7)	—	0.2	(36.9)	—
Restructuring charges and other termination benefits	—	—	(44.1)	—	—	(3.4)
Acquisition and integration-related charges and contingent consideration adjustments	—	(0.4)	—	—	(3.5)	—
Unusual litigation	—	(37.2)	—	—	(3.1)	—
Infant formula remediation	—	(0.9)	—	—	—	—
Loss on investment securities	—	—	—	—	4.6	—
Other (2)	—	(1.9)	—	—	—	—
Adjusted	$28.7	$273.6	$0.2	$31.3	$291.9	$—
As a % of reported net sales (1)	2.7%	25.3%	—%	2.6%	24.7%	—%

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the three months ended March 30, 2024 and April 1, 2023 were $1,082.1 million and $1,181.7 million, respectively.
(2) Other pre-tax adjustments include $1.1 million related to professional consulting fees for potential divestitures and $0.8 million related to legal fees incurred during the Irish NOA settlement.

TABLE III
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 30, 2024		Three Months Ended April 1, 2023
Consolidated Continuing Operations	Interest and Other	Income Tax Expense (Benefit)	Interest and Other	Income Tax Expense (Benefit)
Reported	$43.4	$(102.7)	$44.2	$5.4
As a % of reported net sales (1)	4.0%	(9.5)%	3.7%	0.5%
Effective tax rate		104.2%		123.8%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	(0.5)	—	(0.5)	—
(Gain) loss on investment securities	—	—	—	—
Non-GAAP tax adjustments(2)	—	112.7	—	9.4
Adjusted	$42.7	$10.0	$43.8	$14.8
As a % of reported net sales (1)	3.9%	0.9%	3.7%	1.2%
Adjusted effective tax rate		20.0%		19.5%

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the three months ended March 30, 2024 and April 1, 2023 were $1,082.1 million and $1,181.7 million, respectively.
(2) Non-GAAP tax adjustments for the three months ended March 30, 2024 are primarily due to $28.4 million of tax expense on pre-tax non-GAAP adjustments, the interim tax accounting requirements in ASC 740 – Income Taxes, which includes the removal of $84.1 million tax impact related to the planned inter-company sales of intellectual property. Non-GAAP tax adjustments for the three months ended April 1, 2023 are primarily due to $12.4 million of tax expense related to pre-tax non-GAAP adjustments and the interim tax accounting requirements in ASC 740 - Income Taxes, plus the removal of $3.0 million of tax expense related to a valuation allowance in France.

TABLE IV
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)

	Three Months Ended March 30, 2024				Three Months Ended April 1, 2023
Consumer Self-Care Americas	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$153.5	$16.4	$105.0	$15.7	$210.8	$18.0	$108.3	$83.2
As a % of reported net sales(1)	23.8%	2.5%	16.3%	2.4%	27.6%	2.4%	14.2%	10.9%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	4.6	—	(10.0)	14.6	3.8	—	(10.1)	13.9
Infant formula remediation	4.9	—	(0.9)	5.8	—	—	—	—
Restructuring charges and other termination benefits	0.2	—	—	16.6	—	—	—	1.2
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	—	—	(0.8)	0.8
Adjusted	$163.2	$16.4	$94.0	$52.7	$214.7	$18.0	$97.4	$99.2
As a % of reported net sales	25.3%	2.5%	14.6%	8.2%	28.1%	2.4%	12.8%	13.0%

	Three Months Ended March 30, 2024				Three Months Ended April 1, 2023
Consumer Self-Care International	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$204.2	$12.6	$149.5	$26.5	$203.0	$13.1	$167.9	$21.3
As a % of reported net sales(1)	46.6%	2.9%	34.1%	6.1%	48.6%	3.1%	40.2%	5.1%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	28.1	(0.2)	(15.7)	44.0	25.2	0.2	(26.8)	51.7
Restructuring charges and other termination benefits	—	—	—	15.5	—	—	—	0.9
(Gain) loss on divestitures	—	—	—	—	—	—	4.6	(4.6)
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	—	—	(1.1)	1.1
Adjusted	$232.3	$12.4	$133.8	$86.1	$228.2	$13.3	$144.6	$70.3
As a % of reported net sales	53.0%	2.8%	30.6%	19.7%	54.6%	3.2%	34.6%	16.8%

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) CSCA reported net sales for the three months ended March 30, 2024 and April 1, 2023 were $644.1 million and $763.7 million, respectively. CSCI reported net sales for the three months ended March 30, 2024 and April 1, 2023 were $437.9 million and $418.1 million, respectively.

TABLE V
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
CONSOLIDATED AND SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
Consolidated Continuing Operations	March 30, 2024	April 1, 2023	% Change
Net Sales	$1,082.1	$1,181.7	(8.4)%
Less: Currency impact(1)	(3.0)	—	(0.3)%
Constant currency net sales	$1,085.0	$1,181.7	(8.2)%
Less: Exited product lines(2)	5.9	21.2	(1.2)%
Organic net sales	$1,079.1	$1,160.5	(7.0)%

	Three Months Ended
Consumer Self-Care Americas	March 30, 2024	April 1, 2023	% Change
Net Sales	$644.1	$763.7	(15.7)%
Less: Currency impact(1)	—	—	—%
Constant currency net sales	$644.1	$763.7	(15.7)%
Less: Exited product lines(2)	0.2	9.6	(1.1)%
Organic net sales	$643.9	$754.1	(14.6)%

	Three Months Ended
Consumer Self-Care International	March 30, 2024	April 1, 2023	% Change
Net Sales	$437.9	$418.1	4.7%
Less: Currency impact(1)	(3.0)	—	(0.7)%
Constant currency net sales	$440.9	$418.1	5.5%
Less: Exited product lines(2)	5.7	11.6	(1.5)%
Organic net sales	$435.2	$406.5	7.0%

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.
(2) Exited product lines represents strategic actions taken across multiple product categories as part of our Supply Chain Reinvention Program, primarily driven by exited products within the Skincare category in CSCA and CSCI, the Nutrition category in CSCA and Upper Respiratory in CSCI.

TABLE VI
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
CSCA Net Sales(1)	March 30, 2024	April 1, 2023	% Change
Upper Respiratory	$130.3	$153.7	(15.2)%
Digestive Health	122.2	124.0	(1.4)%
Nutrition	90.6	138.5	(34.5)%
Pain and Sleep-Aids	82.6	103.4	(20.2)%
Healthy Lifestyle	71.3	73.4	(2.8)%
Oral Care	64.7	83.3	(22.3)%
Skin Care	49.6	69.8	(28.9)%
Women's Health	27.2	12.3	121.5%
VMS and Other CSCA	5.6	5.3	3.0%
Total CSCA Net Sales	$644.1	$763.7	(15.7)%
Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) We updated our global reporting product categories as a result of legacy Rx sales being moved out of Other CSCA and into respective categories. These product categories have been adjusted retroactively to reflect the changes and have no impact on historical financial position, results of operations, or cash flows.

Primary CSCA First Quarter Category Drivers:

•Upper Respiratory: Net sales of $130 million decreased 15.2% due primarily to inventory de-stocking at U.S. retail customers, resulting in lower net sales of cough cold and allergy products, in addition to strong net sales in the prior year quarter. The category was also impacted by 2.7 percentage points reduction from exited product lines and portfolio optimization actions.

•Digestive Health: Net sales of $122 million decreased 1.4% as higher volumes of laxative products, including Polyethylene Glycol, were more than offset by a 5.3 percentage points reduction from portfolio optimization actions.

•Nutrition: Net sales of $91 million decreased 34.5% due primarily to lower shipments to customers as the company works through its infant formula plant remediation plans, in addition to a -1.8 percentage points impact from exited product lines.

•Pain & Sleep-Aids: Net sales of $83 million decreased 20.2% due primarily to exited product lines and purposeful SKU prioritization actions which had an aggregate impact of -13.0 percentage points. In addition, inventory reductions by U.S. retail customers resulted in lower net sales of pain and sleep-aid products. These impacts more than offset new products, including store brand Acetaminophen 250mg and Ibuprofen 125mg Tablets.

•Healthy Lifestyle: Net sales of $71 million decreased 2.8% due primarily to inventory de-stocking at U.S. retail customers, resulting in lower net sales of smoking cessation products, and lower category consumption compared to the prior year.

•Oral Care: Net sales of $65 million decreased 22.3% due primarily to lower distribution at specific retail customers and the comparison to strong sales in the prior year as customer inventories recovered and normalized.

•Skin Care: Net sales of $50 million decreased 28.9% due primarily to exited product lines and portfolio optimization actions which had an aggregate impact of -30.9 percentage points. These headwinds more than offset strong double-digit growth of Mederma®.

•Women's Health: Net sales of $27 million increased 121.5% due primarily to the new product launch and channel fill of Opill®, which was partially offset by a -11.7 percentage points impact from exited product lines and portfolio optimization actions.

•Vitamins, Minerals, and Supplements ("VMS") and Other: Net sales of $6 million increased 3.0%.

TABLE VI (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Constant Currency Change (1)
CSCI Net Sales	March 30, 2024	April 1, 2023	% Change	Currency Impact (1)
Skin Care	$114.7	$83.4	37.5%	3.4%	41.0%
Upper Respiratory	69.1	84.8	(18.5)%	(1.7)%	(20.2)%
Healthy Lifestyle	64.6	66.4	(2.7)%	7.4%	4.7%
Pain and Sleep-Aids	51.4	49.9	3.0%	(3.8)%	(0.9)%
VMS	44.6	47.8	(6.7)%	(1.0)%	(7.8)%
Women's Health	32.0	29.1	10.1%	(0.3)%	9.9%
Oral Care	28.7	29.1	(1.5)%	(2.0)%	(3.5)%
Digestive Health and Other CSCI	32.8	27.6	18.9%	(1.0)%	17.9%
Total CSCI Net Sales	$437.9	$418.1	4.7%	0.7%	5.5%
Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.
Primary CSCI First Quarter Category Drivers:

•Skin Care: Net sales of $115 million increased 37.5%, or 41.0% excluding the impact of currency, due to strong growth in Compeed driven by the new product launch of Compeed Spots and the absence of prior year distribution transitions. Category growth was also driven by performance of ACO and Sebamed, partially offset by a 2.2 percentage point reduction from exited product lines.

•Upper Respiratory: Net sales of $69 million decreased 18.5%, or 20.2% excluding the impact of currency, due primarily to lower net sales of cough cold products stemming from lower incidence of cough cold throughout the E.U. compared to the prior year and supply constraints on several products in the category. The category was also impacted by a 2.4 percentage points reduction from exited product lines.

•Healthy Lifestyle: Net sales of $65 million decreased 2.7%, or an increase of 4.7% excluding the impact of currency, due primarily to the seasonal sell in of anti-parasite products including Jungle Formula and Paranix, partially offset by lower category consumption in weight loss, impacting XLS Medical. The category was impacted by a 1.3 percentage points reduction from exited product lines.

•Pain & Sleep-Aids: Net sales of $51 million increased 3.0%, or a decrease of 0.9% excluding the impact of currency, due primarily to lower net sales of store brand products.

•VMS: Net sales of $45 million decreased 6.7%, or 7.8% excluding the impact of currency, due primarily to timing of sales of Granufink and Abte, in addition to promotional phasing of Davitamon.

•Women's Health: Net sales of $32 million increased 10.1%, or 9.9% excluding the impact of currency, due primarily to higher net sales of contraceptive products including EllaOne, driven by the absence of prior year distribution transitions.

•Oral Care: Net sales of $29 million decreased 1.5%, or 3.5% excluding the impact of currency, due primarily to lower net sales of store brand offerings.

•Digestive Health and Other: Net sales of $33 million increased 18.9%, or 17.9% excluding the impact of currency, due primarily to higher net sales of store brand digestive health products.

TABLE VII
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
CONSOLIDATED AND SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
Consolidated Continuing Operations	March 30, 2024	April 1, 2023	Total Change
Adjusted gross profit	$395.5	$442.8	$(47.4)	(10.7)%
Adjusted gross margin	36.5%	37.5%		(90) bps
Adjusted operating income	$93.0	$119.6	$(26.6)
Adjusted operating margin	8.6%	10.1%		(150) bps

Consumer Self-Care International
Adjusted gross profit	$232.3	$228.2	$4.1
Adjusted gross margin	53.0%	54.6%		(150) bps
Adjusted operating income	$86.1	$70.3	$15.8	22.5%
Adjusted operating margin	19.7%	16.8%		290 bps

Consumer Self-Care Americas
Adjusted gross profit	$163.2	$214.7	$(51.5)
Adjusted gross margin	25.3%	28.1%		(280) bps
Adjusted operating income	$52.7	$99.2	$(46.5)	(46.9)%
Adjusted operating margin	8.2%	13.0%		(480) bps

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.